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                                                                     Exhibit 4.3

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                           ALCATEL USA, INC., Issuer,
                   (formerly, DSC Communications Corporation)

                               ALCATEL, Guarantor

                                       and

                          THE BANK OF NEW YORK, Trustee

                            ------------------------


                          SECOND SUPPLEMENTAL INDENTURE

                           Dated as of April 1, 1999


           Supplementing the Indenture dated as of August 12, 1997, as supplemented by the First Supplemental Indenture
                          dated as of September 4, 1998

                            ------------------------


                                U.S.$400,000,000


                        7% Convertible Subordinated Notes
                               due August 1, 2004




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         SECOND SUPPLEMENTAL INDENTURE, dated as of April 1, 1999 (this "Second
Supplemental Indenture"), between ALCATEL USA, INC., formerly DSC COMMUNICATIONS CORPORATION, a Delaware corporation (the "Company"), ALCATEL, a French societe anonyme ("Alcatel" or the "Guarantor"), and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (the "Trustee").

         WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of August 12, 1997 (the "Initial Indenture"), providing for the creation and issuance by the Company of 7% Convertible Subordinated Notes due August 1, 2004 (the "Securities" or "Security"), which has been supplemented by the First Supplemental Indenture, dated as of September 4, 1998, between the Company and the Trustee (the "First Supplemental Indenture", together with the Initial Indenture, the "Indenture");

         WHEREAS, following the acquisition of 100% of the outstanding shares of common stock of the Company by Alcatel through a merger in September 1998, Alcatel provided the Guaranty, dated as of September 17, 1998, a copy of which is attached hereto as Annex I (the "Guaranty");

         WHEREAS, in addition to the modification of the conversion rights provided for in Article Two of the First Supplemental Indenture, the parties hereto wish to make certain further modifications to the Initial Indenture to reflect the convertibility of the Securities into Alcatel ADSs and to reflect the Guaranty;

         WHEREAS, Section 8.1(4) of the Initial Indenture provides that the parties hereto may execute this Second Supplemental Indenture without the consent of Holders of Securities;

         NOW, THEREFORE, the Company and the Trustee, acting for itself and the Holders, agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

SECTION 1.01.     Relation to Indenture

         This Second Supplemental Indenture constitutes part of the Indenture for all purposes.

SECTION 1.02.     Definitions

         In this Second Supplemental Indenture, unless the context otherwise requires:

         (i) terms defined in the Indenture have the same meaning when used in this Second Supplemental Indenture unless otherwise defined in this Second Supplemental Indenture; and



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         (ii)     all references to "the Second Supplemental Indenture" or "this
                  Second Supplemental Indenture" are to this Second Supplemental Indenture as modified, supplemented or amended from time to time.

                                    ARTICLE 2

                                   AMENDMENTS

         Upon the execution hereof, without further agreement, the Indenture shall be amended as follows:

SECTION 2.01. Substitution of "Alcatel USA, Inc." for "DSC Communications Corporation"

         At each place in the Indenture where the name "DSC Communications Corporation" appears, such name shall be deleted and replaced with "Alcatel USA, Inc.".

SECTION 2.02.     Definition of Alcatel and Alcatel ADSs

         The following definitions shall be added to Section 1.1 of the
Indenture:

         (i) "Alcatel" means Alcatel, a company organized under the laws of the Republic of France, and the parent of the Company.

         (ii) "Alcatel ADSs" means the American depositary shares issued under the depositary agreement, dated as of March 1, 1991 and amended and restated as of March 15, 1992, as amended by Amendment No. 1 dated as of January 3, 1997 and as further amended and restated as of March 10, 1997, among Alcatel, The Bank of New York, as depositary, and holders of American depositary receipts evidencing such American depositary shares, each representing one-fifth of one ordinary share of Alcatel.

SECTION 2.03.     Definition of Common Stock

         The definition of "Common Stock" in Section 1.1 shall be deleted and replaced in its entirety by the text below:

         "Common Stock", unless otherwise stated, means the Common Stock of Alcatel, nominal value EUR 10 per share.

SECTION 2.04.     Substitution of "Alcatel" for "the Company"

         At each place in the Indenture listed below, unless otherwise stated in this Second Supplemental Indenture, the words "the Company" shall be deleted and replaced with "Alcatel":

         (i)      SECTION 1.1:  in the definition of "Closing Price Per Share";


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         (ii)     The second to last sentence of sixth paragraph of the Form of
                  Reverse under Section 2.2, which begins: "In addition, the Indenture provides that in the case of certain consolidations or mergers".

         (iii) SECTION 12.6(a), (b), (c) and (d) and the second mention of "the Company" in the last paragraph of Section 12.6.

SECTION 2.05. Substitution of "Alcatel ADSs" for "Share", "Common Stock" and "Common Stock of the Company"

         At each place in the Indenture listed below, unless otherwise stated in this Second Supplemental Indenture, the words "Share", "Common Stock", "share of Common Stock", "Common Stock of the Company", "fully paid and non-assessable shares of Common Stock of the Company" and words of similar import, as the context may require, shall be deleted and replaced with "Alcatel ADS" or "Alcatel ADSs", as the case may be, and the words "share certificate" shall be deleted and replaced with "American Depositary Receipt evidencing American Depositary Shares".

         (i) SECTION 1.1: in the definitions of "Closing Price Per Share", "Non-electing Shares" and "Trading Days", 1.12;

         (ii)     SECTIONS 2.2, 2.4;

         (iii)    SECTION 3.1;

         (iv)     SECTION 10.8;

         (v)      SECTIONS 12.1, 12.2, 12.3, 12.9, 12.12;

         (vi)     SECTION 13.15;

         (vii) SECTION 14.1, 14.2, 14.3 and clause (x) of the proviso at the end of Section 14.4(b).

SECTION 2.06. Substitution of "Alcatel ADSs deliverable" for "Shares of Common Stock issuable"

         At each place in the Indenture where reference is made to the issuance and/or delivery of Common Stock (including, for illustrative purposes only and without limitation, references to shares of Common Stock "issuable", "issued" or "required to be issued and delivered") such reference shall be deleted and replaced with a reference to the delivery of Alcatel ADSs (including for illustrative purposes only and without limitation, references to Alcatel ADSs "deliverable", "delivered" or "required to be delivered").


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



SECTION 2.07.     Notices, Etc., to Trustee and Company

         (i) The heading shall be modified to read "Notices, Etc., to Trustee, Company and Alcatel".

         (ii) Section 1.5(1) shall be modified by inserting the following text at the end of the paragraph: "facsimile no. (212) 815-5915".

         (iii) Section 1.5(2) shall be deleted and replaced in its entirety by the text below:

                      (2) the Company or Alcatel by the Trustee or by any Holder
                  of Securities shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing, mailed, first-class postage prepaid, or telecopied and confirmed by mail, first-class postage prepaid, or delivered by hand or overnight courier, addressed (i) if to the Company, to Alcatel USA, Inc. at 1000 Coit Road, Plano, Texas 75075,
                  Attention: Treasurer; facsimile no. (972) 519-2688, or at any other address previously furnished in writing to the Trustee by the Company; and (ii) if to Alcatel, to Alcatel at 54, rue la Boetie, Paris, France, 75008, Attention: Chief Financial Officer; facsimile no. (331) 40.76.14.91.

SECTION 2.08.     Form of Security

         The first sentence of the Form of Reverse under Section 2.2, and Annexes A, B and C, shall be modified by replacing the reference to the Indenture, dated as of August 12, 1997, with the following text: "Indenture, dated as of August 12, 1997 (the "Initial Indenture"), as supplemented by the First Supplemental Indenture dated as of September 4, 1998, between the Company and The Bank of New York (the "First Supplemental Indenture") and the Second Supplemental Indenture dated as of April 1, 1999, between the Company, Alcatel and The Bank of New York, as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture) (the "Second Supplemental Indenture", together with the Initial Indenture and the First Supplemental Indenture, the "Indenture")".

SECTION 2.09.     No Reserve of Common Stock to be held by the Company

         Section 12.7 of the Indenture shall be deleted in its entirety and replaced by the words "Deleted Intentionally".

SECTION 2.10.     Conversion Price

         In Sections 2.2 and 12.1 of the Indenture, the Conversion Price of "U.S.$ 49.725" shall be deleted and replaced by "U.S.$ 61.012".

SECTION 2.11.     Adjustment of Conversion Price

         Section 12.4 of the Indenture shall be deleted and replaced in its entirety by the text below.


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         The Conversion Price shall be subject to adjustments from time to time as follows:

                  (1) In case Alcatel shall pay or make a dividend or other distribution on any class of capital stock of Alcatel payable in shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. If, after any such date fixed for determination, any dividend or distribution is not in fact paid, the Conversion Price shall be immediately readjusted, effective as of the date the determination is made not to pay such dividend or distribution, to the Conversion Price that would have been in effect if such determination date had not been fixed. For the purposes of this paragraph (1), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of Alcatel but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of such shares. Alcatel will not pay any dividend or make any distribution on shares held in the treasury of Alcatel.

                  (2) In case Alcatel shall issue rights, options or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock such that the price per Alcatel ADS would be less than the current market price per Alcatel ADS (determined as provided in paragraph (8) of this Section 12.4) on the date fixed for the determination of stockholders entitled to receive such rights, options or warrants (other than any rights, options or warrants that by their terms will also be issued to any Holder upon conversion of a Security into Alcatel ADSs without any action required by the Company or any other Person), the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. If, after any such date fixed for determination, any such rights, options or warrants are not in fact issued, the Conversion Price shall be immediately readjusted, effective as of the date the determination is made not to issue such rights, options or warrants, to the Conversion Price that would have been in effect if such determination date had not been fixed. For the purposes of this paragraph (2), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of Alcatel but shall include shares issuable in respect of scrip certificates issued in lieu of

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         fractions of shares of Common Stock. Alcatel will not issue any rights, options or warrants in respect of shares of Common Stock held in the treasury of Alcatel.

                  (3) In case the ratio of Alcatel ADSs to shares of Common Stock shall be modified such that each Alcatel ADS no longer represents one-fifth of one ordinary share of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such modification becomes effective shall be proportionally adjusted, such adjustment to become effective immediately after the opening of business on the day following the day upon which such modification becomes effective.

                  (4) In case Alcatel shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class of capital stock, or other property (including securities, but excluding (i) any rights, options or warrants referred to in paragraph (2) of this Section, (ii) any dividend or distribution paid exclusively in cash, (iii) any dividend or distribution referred to in paragraph (1) of this Section and (iv) any merger or consolidation to which Section 12.11 applies), the Conversion Price shall be adjusted so that the same shall equal the price determined by dividing the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per Alcatel ADS (determined as provided in paragraph (8) of this Section 12.4) on the date fixed for such determination less the then fair market value (as determined by the authorized officer of Alcatel, whose determination shall be conclusive and filed with the Trustee) of the portion of the assets, shares or evidences of indebtedness so distributed applicable to one Alcatel ADS and the denominator shall be such current market price per Alcatel ADS, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution. If, after any such date fixed for determination, any such distribution is not in fact made, the Conversion Price shall be immediately readjusted, effective as of the date the determination is made not to make such distribution, to the Conversion Price that would have been in effect if such determination date had not been fixed.

                  (5) In case Alcatel shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding any cash that is distributed upon a merger or consolidation to which Section
         12.11 applies or as part of a distribution referred to in paragraph (4) of this Section) in an aggregate amount that, combined together with
         (I) the aggregate amount of any other cash distributions to all holders of its Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this paragraph (5) has been made and
         (II) the aggregate of any cash plus the fair market value (as determined by the authorized officer of Alcatel, whose determination shall be conclusive) of consideration payable in respect of any tender offer by Alcatel or any of its subsidiaries for all or any portion of the Alcatel ADSs concluded within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to paragraph (6) of this Section 12.4 has been made (the "combined cash and tender amount") exceeds 12.5% of the product of the current market price per Alcatel ADS (determined as

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         provided in paragraph (8) of this Section 12.4) on the date for the determination of holders of shares of Common Stock entitled to receive such distribution times the number of Alcatel ADSs which would have to be issued to reflect all shares of Common Stock outstanding on such date (the "aggregate current market price"), then, and in each such case, immediately after the close of business on such date for determination, the Conversion Price shall be adjusted so that the same shall equal the price determined by dividing the Conversion Price in effect immediately prior to the close of business on the date fixed for determination of the stockholders entitled to receive such distribution by a fraction (i) the numerator of which shall be equal to the current market price per Alcatel ADS (determined as provided in paragraph (8) of this Section) on the date fixed for such determination less an amount equal to the quotient of (x) the excess of such combined cash and tender amount over such aggregate current market price divided by
         (y) the number of Alcatel ADSs which would have to be issued to reflect all shares of Common Stock outstanding on such date for determination and (ii) the denominator of which shall be equal to the current market price per Alcatel ADS (determined as provided in paragraph (8) of this Section 12.4) on such date for determination.

                  (6) In case a tender offer made by Alcatel or any Subsidiary for all or any portion of the Common Stock shall expire and such tender offer (as amended upon the expiration thereof) shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender offer) of Purchased Shares (as defined below)) of an aggregate consideration having a fair market value (as determined by the authorized officer of Alcatel, whose determination shall be conclusive) that combined together with (I) the aggregate of the cash plus the fair market value (as determined by the authorized officer of Alcatel, whose determination shall be conclusive), as of the expiration of such tender offer, of consideration payable in respect of any other tender offer by Alcatel or any Subsidiary for all or any portion of the Common Stock expiring within the 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to this paragraph (6) has been made and (II) the aggregate amount of any cash distributions to all holders of Alcatel's Common Stock within 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to paragraph (5) of this Section has been made (the "combined tender and cash amount") exceeds 12.5% of the product of the current market price per Alcatel ADS (determined as provided in paragraph (8) of this Section 12.4) as of the last time (the "Expiration Time") tenders could have been made pursuant to such tender offer (as it may be amended) times the number of Alcatel ADSs which would have to be issued to reflect all shares of Common Stock outstanding (including any tendered shares) as of the Expiration Time, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Conversion Price shall be adjusted so that the same shall equal the price determined by dividing the Conversion Price immediately prior to close of business on the date of the Expiration Time by a fraction (i) the numerator of which shall be equal to (A) the product of (I) the current market price per Alcatel ADS (determined as provided in paragraph (8) of this Section 12.4) on the date of the Expiration Time multiplied by (II) the number of Alcatel ADSs which would have to be issued to reflect all shares of Common Stock outstanding (including any tendered shares) on the Expiration Time less (B) the combined tender and cash amount, and (ii) the denominator of which shall be equal to the product of (A) the

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         current market price per Alcatel ADS (determined as provided in paragraph (8) of this Section 12.4) as of the Expiration Time multiplied by (B) the number of Alcatel ADSs which would have to be issued to reflect all shares of Common Stock outstanding (including any tendered shares) as of the Expiration Time less the number of Alcatel ADSs which would have to be issued to represent all shares of Common Stock validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the "Purchased Shares").

                  (7) The reclassification of Common Stock into securities other than Common Stock (other than a reclassification upon a consolidation or merger to which Section 12.11 applies) shall be deemed to involve
         (a) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and "the date fixed for such determination" within the meaning of paragraph (4) of this Section), and (b) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective", as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of paragraph (3) of this Section 12.4).

                  (8) For the purpose of any computation under paragraphs (2),
         (4), (5) or (6) of this Section 12.4, the current market price per Alcatel ADS on any date shall be calculated by the Company and be deemed to be the average of the daily Closing Prices Per Alcatel ADS for the five consecutive Trading Days selected by the Company commencing not more than 10 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date", when used with respect to any issuance or distribution, means the first date on which the Alcatel ADSs trade in a regular way in the applicable securities market or on the applicable securities exchange without the right to receive such issuance or distribution.

                  (9) No adjustment in the Conversion Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this paragraph (9)) would require an increase or decrease of at least one percent in such rate; provided, however, that any adjustments which by reason of this paragraph (9) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Article shall be made to the nearest cent or to the nearest one-hundredth of an Alcatel ADS or share, as the case may be.

                  (10) The Company may make such reductions in the Conversion Price, for the remaining term of the Securities or any shorter term, in addition to those required by paragraphs (1), (2), (3), (4), (5) and
         (6) of this Section 12.4, as it considers to be advisable in order to avoid or diminish any income tax to any holders of Alcatel ADSs resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase

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



         or subscribe for stock or from any event treated as such for income tax purposes. The Company shall have the power to resolve any ambiguity or correct any error in this paragraph (10) and its actions in so doing shall, absent manifest error, be final and conclusive.

SECTION 2.12.     Covenant as to Alcatel ADSs

         Section 12.9 of the Indenture shall be deleted and replaced in its entirety by the text below.

                  The Company agrees that all Alcatel ADSs which may be delivered upon conversion of Securities will have been duly purchased on the open market and, except as provided in Section 12.8, the Company will pay all taxes, liens and charges with respect to the delivery thereof.

SECTION 2.13.     Provision in Case of Consolidation, Merger or Sale of Assets

         Section 12.11 of the Indenture shall be deleted and replaced in its entirety by the text below.

                  In case of any consolidation or merger of Alcatel with or into any other Person, any merger of another Person with or into Alcatel (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of Alcatel) or any conveyance, sale, transfer or lease of all or substantially all of the assets of Alcatel, the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall execute and deliver to the Trustee a supplemental indenture providing that the Holder of each Security then Outstanding shall have the right thereafter, during the period such Security shall be convertible as specified in Section 12.1, to convert such Security only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance, sale, transfer or lease by a holder of the number of Alcatel ADSs into which such Security might have been converted immediately prior to such consolidation, merger, conveyance, sale, transfer or lease, assuming such holder of Alcatel ADSs (i) is not a Person with which Alcatel consolidated or merged with or into or which merger into or with Alcatel or to which such conveyance, sale, transfer or lease was made, as the case may be ("Constituent Person"), or an Affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance, sale, transfer or lease (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance, sale, transfer or lease is not the same for each Alcatel ADS held immediately prior to such consolidation, merger, conveyance, sale, transfer or lease by others than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-electing Alcatel ADSs"), then for the purpose of this Section 12.11 the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance, sale, transfer or lease by the holders of each Non- electing Alcatel ADS shall be deemed to be the kind and amount so receivable per share

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



         by a plurality of the Non-electing Alcatel ADSs), and further assuming, if such consolidation, merger, conveyance, transfer, sale or lease occurs prior to the 90th day following the last original issue date of the Securities, that the Security was convertible at the time of such occurrence at the Conversion Rate specified in Section 12.1 as adjusted from the issue date of such Security to such time as provided in this Article Twelve. Such supplemental indenture shall provide for adjustments which, for events subsequent to the effective date of such supplemental indenture, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article. The above provisions of this Section 12.11 shall similarly apply to successive consolidations, mergers, conveyances, sales, transfers or leases. Notice of the execution of such a supplemental indenture shall be given by the Company to the Holder of each Security as provided in Section
         1.6 promptly upon such execution.

                  Neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any such supplemental indenture relating either to the kind or amount of shares of stock or other securities or property or cash receivable by Holders of Securities upon the conversion of their Securities after any such consolidation, merger, conveyance, transfer, sale or lease or to any such adjustment, but may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, an Opinion of Counsel with respect thereto, which the Company shall cause to be furnished to the Trustee upon request.

SECTION 2.14. Conditions to the Company's Election to Pay the Repurchase Price in Alcatel ADSs

         Section 14.2(d) of the Indenture shall be deleted and replaced in its entirety by the text below.

                  14.2. (d) All Alcatel ADSs which may be delivered upon repurchase of Securities will be purchased by the Company on the open market.

SECTION 2.15.     Certain Definitions

         (i) Section 14.4(b)(i) shall be modified by inserting the words "or Alcatel" directly after the last three mentions of "the Company";

         (ii) Section 14.4(b)(ii) shall be modified by replacing the words "Common Stock" with "common stock of the Company";

         (iii) The proviso at the end of Section 14.4(b) of the Indenture shall be modified by inserting the following text at the beginning of clause (y): "in the event that the Change of Control is effected through the acquisition of the Common Stock of Alcatel,".

SECTION 2.16.     Guaranty


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



         The text below shall be inserted immediately following Section 15.5 of the Indenture.

                                   ARTICLE 16

                                  THE GUARANTY

         SECTION 16.1.              Guaranty.

                  Alcatel has, pursuant to the Guaranty dated as of September 17, 1998, a copy of which is attached hereto as Annex I, fully and unconditionally guaranteed the due and punctual payment of the principal of, premium, if any, and interest (including Liquidated Damages) on the Securities. In case of a failure of the Company to pay or cause to be paid punctually any such amounts in accordance with the terms of this Indenture, Alcatel hereby agrees, upon written notice from the Trustee, to pay or cause to be paid punctually any such amounts when and as the same become due and payable in accordance with the Guaranty.

                                    ARTICLE 3

                                  MISCELLANEOUS

SECTION 3.01.     Ratification of Indenture

         Except as expressly modified or amended by this Second Supplemental Indenture, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

SECTION 3.02.     Headings

         Headings of the Articles and Sections in this Second Supplemental Indenture are for convenience of reference only and do no affect interpretation.

SECTION 3.03.     Severability Clause

         In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.04.     Benefits of Supplemental Indenture: Binding Effect

         Nothing in this Second Supplemental Indenture, express or implied, shall give any Person, other than the parties hereto and their successors hereunder, any Paying Agent and the Holders, any benefit of any legal or equitable right, remedy, or claim under this Second Supplemental Indenture. This Second Supplemental Indenture shall be binding upon the successors of the Company and the Trustee and on each Holder.

SECTION 3.05.     Governing Law

         This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.




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

SECTION 3.06.     Counterparts

         This instrument may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, as of the day and year first above written.

                                         ALCATEL USA, INC.


                                         By: /s/ George B. Brunt
                                             __________________________________
                                         Name:  George B. Brunt
                                         Title: Senior Vice President, General
                                                Counsel and Secretary

Attest:


/s/ Christopher A. Cole
___________________________________
Name:  Christopher A. Cole
Title: Assistant Secretary





                                         THE BANK OF NEW YORK, Trustee


                                         By /s/ Van K. Brown
                                            ___________________________________
                                         Name:  Van K. Brown
                                         Title: Assistant Vice-President

STATE OF TEXAS)
                ):ss.:
COUNTY OF COLIN )


         On the 8th of January 1999, before me personally came George B. Brunt, to me known, who, being by me duly sworn, did depose and say that he is the Sr. Vice President, General Counsel and Secy of Alcatel USA, Inc., one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.





                                         /s/ Margie D. Schwartz
                                         _______________________________________
                                         Margie D. Schwartz

                                         Notary Public

As Guarantor,
                                         ALCATEL


                                         By: /s/ Jean-Pierre Halbron
                                             ___________________________________
                                         Name:  Jean-Pierre Halbron
                                         Title: Senior Executive Vice President

                                                                 Annex I


GUARANTY, dated as of September 17, 1998, made by Alcatel, a corporation organized under the laws of the Republic of France (the "Guarantor"), in favor of DSC Communications Corporation, a Delaware corporation ("DSC").

                                   WITNESSETH

WHEREAS, The Bank of New York (the "Trustee"), and DSC are parties to the Indenture, dated as of August 12, 1997 (as amended, supplemented or otherwise modified from time to time, the "Indenture"), providing for the creation and issuance by DSC of 7% Convertible Subordinated Notes due August 1, 2004 (the "Securities").

WHEREAS, DSC has entered into an Agreement and Plan of Merger, dated as of June 3, 1998, as amended, with the Guarantor and Net Acquisition, Inc., a Delaware corporation and direct subsidiary of Alcatel ("Newco") pursuant to which Newco will be merged with and into DSC, and DSC will continue as the surviving corporation and wholly owned subsidiary of the Guarantor;

NOW, THEREFORE, in consideration of the agreements herein, the Guarantor hereby agrees with DSC as follows:

SECTION 1. DEFINITIONS. Reference is hereby made to the Indenture for a statement of the terms thereof. All terms used in this Guaranty which are defined therein and not otherwise defined herein shall have the same meanings herein as set forth herein.

SECTION 2. GUARANTY. The Guarantor shall fully and unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest (including Liquidated Damages) on the Securities (the "Obligations").

SECTION 3. GUARANTOR'S OBLIGATIONS. This guaranty is a continuing guaranty and shall remain in full force and effect until such date on which all of the Obligations shall have been satisfied in full.

SECTION 4. SUBROGATION. The Guarantor hereby agrees it will not exercise any rights which it may acquire by way of subrogation, reimbursement, exoneration, contribution and/or indemnity hereunder, by operation of law or otherwise, by any payment made by it hereunder or otherwise, until the Obligations shall have been satisfied in full.

SECTION 5. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants as follows:

(a) The Guarantor (i) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth on the first page hereof, (ii) is qualified to do business, and is in good standing, in the Republic of France, and (iii) has all requisite power and authority to execute, deliver and perform this Guaranty.

(b) The execution, delivery and performance by the Guarantor of this Guaranty
(i) have been duly authorized by all the necessary corporate action, (ii) do not and will not contravene its by-laws or any applicable law or any material contractual restriction binding on or otherwise affecting the Guarantor or any of its properties, and (iii) do not and will result in or require the creation of any lien upon or with respect to any of its properties, and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties except where such suspension, revocation, impairment, forfeiture or nonrenewal is not reasonably likely to have a material adverse effect upon the business, operations, properties, assets, prospects or condition (financial or otherwise) of the Guarantor.

(c) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or other regulatory body is required in connection with the due execution, delivery and performance by the Guarantor of this Guaranty.

(d) This Guaranty is a legal, valid and binding obligation of the Guarantor in accordance with its terms, except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting generally enforcement of creditors' rights and by general principles of equity.

(e) There is no pending or, to the best knowledge of the Guarantor, threatened action, suit or proceeding against the Guarantor is subject, before any court or other governmental authority or any arbitrator (i) which challenges the validity or enforceability of this Guaranty, or (ii) in which there is a reasonable possibility of an adverse decision which may have a material adverse effect upon the business, operations, properties, assets, prospects or condition (financial or otherwise) of the Guarantor.

SECTION 6. NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), telecopied, telegraphed, teletexed or delivered, if to the Guarantor, to it at its address at 56 rue La Boetie, Paris, France 75008; if to DSC, to it at its address set forth in the Indenture, or, to such other address as shall be designated by any party in a written notice to the other party hereto complying as to delivery with the terms of this Section 6.

SECTION 7. GOVERNING LAW. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed by an officer thereunto duly authorized, as of the date first above written.

                                       ALCATEL


                                       By: /s/ Serge Tchuruk
                                           -----------------------
                                       Name:  Serge Tchuruk
                                       Title: Chairman & Chief
                                              Executive Officer



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